EXHIBIT 99.1

Retention Award Agreement

This Retention Award Agreement (“Agreement”) is entered into this 5th day of August, 2008 (the “Effective Date”) by and between Commonwealth Edison Company (the “Subsidiary”) and Robert K. McDonald (“Employee”). The parties agree as follows:

1.	Subject to the terms and conditions of this Agreement, the Subsidiary will pay to Employee a cash retention award in the amount of $400,000, less applicable withholdings and deductions (the “Award”), provided Employee remains an employee of the Subsidiary from the Effective Date continuously through August 5, 2012 (the “Vesting Date”). The Award is payable in the form of a lump sum within 21 days after the Vesting Date.

2.	It is understood and agreed that the Award will not accrue on a pro-rata basis but will instead vest in its entirety on the Vesting Date, provided that Employee remains continuously employed in good standing by Subsidiary through that date. If Employee’s employment with Subsidiary terminates prior to the Vesting Date for any reason, other than the Employee’s death, Disability or involuntary termination by Subsidiary without Cause, the Award shall be forfeited in full. In the event of the Employee’s termination by Subsidiary without Cause prior to the Vesting Date, Employee shall receive a pro-rated portion of the Award, if any, determined by multiplying the Award by a fraction, the numerator of which is the number of days elapsed from the Effective Date through the Employee’s termination date and the denominator of which is the total number of days between the Effective Date and the Vesting Date, and the remaining portion of the Award, if any, shall be forfeited. In the event of Employee’s death or Disability, Employee shall receive payment of the Award in full. Any payments made under this Agreement upon the Employee’s death, Disability or termination by Subsidiary without Cause shall be paid within twenty-one days after Employee’s (or in the event of Employee’s death, Employee’s estate’s) prompt execution of a general release of claims satisfactory to the Subsidiary.

3.	In the event Employee transfers employment from Subsidiary to a different subsidiary or affiliate of Exelon Corporation (the “Related Employer”), Employee shall remain eligible to receive an Award in accordance with the terms and conditions of this Agreement; provided, however, that in the event that any amount of the Award becomes payable, Subsidiary shall be responsible only for a pro-rated portion of such amount (determined by comparing the amount of time that Employee was employed by Subsidiary to the amount of time Employee was employed by the Related Employer during the period beginning on the Effective Date and ending on the Vesting Date or other earlier payment event), and the Related Employer shall be responsible for the remaining amount.

4.	As used in this Agreement, “Disability” means a disability entitling employee to benefits under Subsidiary’s then applicable long-term disability plan. “Cause” has the meaning provided in the severance benefit plan or agreement then applicable to individuals at Employee’s level at Subsidiary.

5.	This Agreement shall be interpreted and construed according to the laws of the State of Illinois, excluding its conflict of laws provisions. This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties. This Agreement may only be modified in a writing signed by both parties, and any party’s failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

6.	Employee may not assign his rights or duties under this Agreement. Subsidiary may assign any of its rights or duties hereunder to any direct or indirect subsidiary of Exelon Corporation or any successor thereto.

7.	Employee’s status continues to be that of an at-will employee and nothing in this Agreement shall be deemed to constitute an offer or guarantee of continued employment through to the Vesting Date or for any other period of time.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first specified above.

Employee	Commonwealth Edison Company

/s/ Robert K. McDonald	By:	/s/ Frank M. Clark
Robert K. McDonald		Frank M. Clark
Chairman and CEO, ComEd

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